Exhibit 99.2

NEWS RELEASE                                             Contact:  Tom Armstrong
For Immediate Release                                               203/749-7174
                                                            or ta@cannondale.com

                 Cannondale Files Voluntary Chapter 11 Petition,
                  Announces Plans To Resume Bicycle Production,
                           Dealers Voice Their Support

(Bethel, CT - 1/30/03) Cannondale Corporation (Nasdaq: BIKE) filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code late yesterday. The Company had announced its plans to file earlier in the week.

Today the Bankruptcy Court approved the interim post-petition financing from the Company's lenders, The CIT Group/Business Credit, Inc. and Pegasus Partners II, L.P. ("Pegasus"), that will be used to continue the operation of Cannondale's bicycle business. The Company can use the financing to pay vendors for goods and services received after the filing in the ordinary course of business. The Company's foreign subsidiaries are not included in the bankruptcy. Business done through Cannondale subsidiaries in Europe, Japan and Australia accounted for approximately 42% of the Company's total sales in fiscal 2002.

Under the terms of an agreement still subject to court approval, Pegasus has agreed to act as the "stalking horse" in a Section 363 sale of substantially all of the Company's assets on a going concern basis. That bid is subject to higher and better offers at an auction anticipated to occur in mid-March.

Cannondale filed in the U.S. Bankruptcy Court in the District of Connecticut (Bridgeport Division). Zeisler & Zeisler, PC is acting as debtor's counsel and, subject to court approval, Alvarez & Marsal, Inc. is providing the Company's Chief Restructuring Officer. Legg Mason Wood Walker, Incorporated has been retained as Cannondale's financial advisor and exclusive sales agent during the auction process.


WORKERS SLATED TO RETURN TO FACTORY; DEALERS VOICE SUPPORT

Cannondale officials also announced today that a first wave of workers is scheduled to return to its Bedford, Pennsylvania bike factory in two weeks to resume production. A second wave of workers is slated to return in early March. The workers had been idled during a recent factory shutdown. During the shutdown Cannondale has continued to ship bikes and other products from inventory while also assisting dealers and customers with normal service and warranty issues.

Cannondale's dealers have voiced their support of the Company following Monday's Chapter 11 announcement. Jay Wolff of Helen's Cycles, a six-store chain in southern California and one of

Cannondale's largest dealers, said: "Helen's Cycles is proud to be a Cannondale dealer. We believe Cannondale's future will remain strong, and we will continue to support it as we have in years past."

Long-time Cannondale dealer George Gatto of Gatto Cycle Shop, a two-store operation in the Pittsburgh area expressed similar sentiments. "I certainly wish Cannondale the best, and we'll definitely continue to support them as they work through this challenge," said Gatto. "We've been a Cannondale dealer for more than 20 years. I have great relationships with the people there, and they've always treated us well."

John Crandall of Old Town Bike Shop in Colorado Springs noted that he's glad to have Cannondale again focusing exclusively on bicycles. "After 19 years with Cannondale, and with the best product line-up ever in 2003, I'm looking forward to Cannondale giving its full attention to bicycles," said Crandall.

The Company also received heartening news yesterday when it learned that its sponsored road racing team, the Italian Saeco squad, had been invited to compete at the 2003 Tour de France following a two-year absence. The Tour de France is regarded as the premier event in cycling competition, and the Saeco team is sponsored through Cannondale's European subsidiary.

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to maintain sufficient debtor-in-possession financing to fund its operations and the expenses of the Chapter 11 process; the outcome and timing of the Company's efforts to restructure and/or sell certain of its assets, including the ability of the Company to execute and close a definitive agreement with Pegasus Partners II, L.P. or any other purchaser; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 proceeding; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the case to a Chapter 7 proceeding; the ability of the Company to obtain and maintain normal terms with its vendors and dealers; the Company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceeding on the Company's liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and employees; the ability of the Company to attract and retain customers; risks and uncertainties relating to market acceptance of the Company's products; competition; the effectiveness of the Company's dealer networks and sales teams; changes in the level of discretionary consumer spending; the timing of future parts receipts, which may impact the Company's ability to fill orders; as well as those risks and uncertainties discussed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

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